Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Forms S-4 (File No. 333-193045 and File No. 333-200908), Form S-3 (File No. 333-187006) and Forms S-8 (File No. 333-160071, File No. 333-147393, File No. 333-118394, File No. 333-61046, File No. 333-40561, File No. 333-195472 and File No. 333-196280), of our reports dated March 12, 2015, with respect to the consolidated balance sheets of NewBridge Bancorp and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in NewBridge Bancorp’s 2014 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

March 12, 2015